Exhibit 99.1

Contacts:

Rumpasri Chicharoen, First Business Bank 858-847-4780

Ronald J. Carlson, Chairman, President and CEO, 1st Pacific Bank of California 858-875-200

NEWS RELEASE

First Business Bank, N.A. and 1st Pacific Bancorp Announces Termination of Planned Merger

October 28, 2009 – San Diego, CA - First Business Bank, N.A. (FBBN - OTC Bulletin Board) and 1st Pacific Bancorp (NASDAQ: FPBN) today announced the termination of the Agreement and Plan of Merger dated July 16, 2009, and the proposed merger transaction contemplated therein.  Nathan Rogge, President of First Business Bank, stated that “today’s economic and regulatory environment presented unanticipated complications that could not be overcome, given the structure of the transaction.”  The parties have begun to explore alternative transactions that could be mutually beneficial.

First Business Bank is exclusively focused on serving the special needs of professionals and small- and medium-sized enterprises. Established in 2001, First Business Bank is dedicated to providing businesses and professionals with simple, fast and effective solutions. Experienced bankers deliver highly tailored financial solutions while providing customers with educational and networking opportunities. For more information, contact First Business Bank, N.A. at (858) 847-4780, 12265 El Camino Real, Suite 100, San Diego, CA 92130, or visit the company’s website at www.fbbank.com.

1st Pacific Bank of California is a San Diego community business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and the employees who work there. For additional information about 1st Pacific Bank, visit the company’s website at www.1stpacbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and, accordingly, the cautionary statements contained in 1st Pacific Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission or the Board of Governors of the Federal Reserve System are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; the ability to efficiently incorporate acquisitions into current operations; the ability of the two institutions to increase their customer bases; the effect of regulatory and legislative action; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. First Business Bank and 1st Pacific Bancorp expressly disclaim any obligation to update or revise any forward-looking statements found herein to reflect any changes in their expectations of results or any change in events.

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